EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Dimensional ETF Trust of our reports dated December 18, 2020, relating to the financial statements and financial highlights, which appear in the Annual Report on Form N-CSR for the year ended October 31, 2020 for the Tax-Managed U.S. Equity Portfolio, Tax-Managed U.S. Small Cap Portfolio, Tax-Managed U.S. Targeted Value Portfolio and T.A. U.S. Core Equity 2 Portfolio, each a series of DFA Investment Dimensions Group Inc. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 3, 2021